UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2008

Air Transport Services Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-50368

DE	26-1631624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

145 Hunter Drive, Wilmington, OH 45177

(Address of principal executive offices, including zip code)

(937) 382-5591

(Registrant’s telephone number, including area code)

ABX Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A amends the Form 8-K filed by Air Transport Services Group, Inc. (the “Company”) on August 20, 2008 (the “Original 8-K”), with the Securities and Exchange Commission to provide additional information regarding the impact of the restructuring by Deutsche Post World Net and its affiliates, DHL Express (USA), Inc. and DHL Network Operations (USA), Inc. (collectively, “DHL”), on their U.S. express operations. The information contained under Item 1.01 of the Original 8-K is unchanged.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under Item 1.01 of the Company’s Original 8-K is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

The information regarding the Company’s quarter ended September 30, 2008, set forth under Item 2.05 below is incorporated by reference.

Item 2.05	Costs Associated with Exit of Disposal Activities.

The information set forth under Item 1.01 of the Original 8-K is incorporated herein by reference.

On May 28, 2008, Deutsche Post World Net (“DPWN”) announced a plan to restructure its DHL Express business in the U.S. to reduce costs. Among other measures, it is pursuing a definitive agreement with United Parcel Service Inc. (“UPS”) pursuant to which UPS would presumably provide air uplift and other services for DHL’s U.S. domestic and international shipments transiting North America that is currently provided by ABX Air, Inc. (“ABX”), a subsidiary of the Company, among other providers (such definitive agreement, the “UPS Contract”). On November 10, 2008, DPWN announced that DHL will discontinue offering package delivery services between U.S. domestic points and instead concentrate solely on international shipments. ABX has been advised that it’s role as the principal provider of airline and sorting services to DHL in the U.S. will continue through January 2009, and in a more limited capacity through at least mid-2009 as DHL becomes an international-only provider to and from the U.S. DHL is the Company’s largest customer, accounting for more than 70% of the Company’s consolidated revenues.

In response to DPWN’s announced U.S. restructuring plans, ABX is reducing the size of its flight and freight handling operations that are dedicated to providing service to DHL. Under a Severance and Retention Agreement (the “Severance Agreement”), dated August 15, 2008, between DHL and ABX, DHL has agreed to reimburse or pay to ABX certain costs associated with severance and retention bonus arrangements for ABX’s employees performing services under the ACMI Service Agreement and Hub and Line-Haul Services Agreement between ABX and DHL, whose positions are being eliminated as a result of DHL’s restructuring plans.

The costs incurred by ABX under the Severance Agreement through September 30, 2008, totaled approximately $6.4 million, which amount has or will be reimbursed by DHL. While the actual costs incurred under the Severance Agreement will depend on the size and timing of DHL’s business reductions, they are currently expected to exceed $200 million.

In addition to the costs incurred under the Severance Agreement, ABX is expected to incur additional costs and expenses related to the reduction of its business in response to DHL’s restructuring of its U.S. operations. These additional costs, some of which are subject to reimbursement under the ACMI Service Agreement and Hub and Line-Haul Services Agreement, include aircraft, equipment and property lease termination costs; termination costs for aircraft maintenance agreements; and pension and retiree medical funding. Additionally, as a result of DHL’s restructuring, ABX may experience charges for asset impairments and tax reserves. The actual costs that ABX will incur will depend on the timing of reductions that DHL makes to its U.S. network.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2008	AIR TRANSPORT SERVICES GROUP, INC.

	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary